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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Iggys House, Inc.:

        We consent to the use of our report included herein and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the prospectus.

        Our report dated November 16, 2007, refers to the Company's adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006, and contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. In addition, our report includes a legend that describes that we will not be in a position to render our report until the actions referred to in the final paragraph of Note 19 of the notes to the consolidated financial statements have been consummated.

/s/ KPMG LLP
Chicago, Illinois
November 16, 2007

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Consent of Independent Registered Public Accounting Firm